Exhibit 99.1

Contact:
Scott N. Greenberg	Sharon Esposito-Mayer	Ann M. Blank
Chief Executive Officer (410) 379-3640	Chief Financial Officer (410) 379-3636	Investor Relations (410) 379-3725

GP STRATEGIES CORPORATION ANNOUNCES NOMINATION OF THREE NEW BOARD MEMBERS

Elkridge, MD, October 22, 2007 - GP Strategies Corporation (NYSE: GPX), a global provider of training and e-Learning solutions, management consulting, and engineering services through its operating subsidiary General Physics Corporation, announced the nomination of three new directors, Sue W. Kelly, A. Marvin Strait and Gene A. Washington, to serve on its Board. Mrs. Kelly, Mr. Strait and Mr. Washington will be recommended to the Company’s stockholders, along with incumbents Harvey Eisen, Marshall Geller, Scott Greenberg and Richard Pfenniger, for election at the Company’s upcoming Annual Meeting of Stockholders on Monday, December 10, 2007. A definitive proxy statement containing important information about the meeting, including the location and time, and the other matters to be considered will be mailed to all stockholders of record on October 31, 2007.

“I am very excited with the board nominations,” commented Scott N. Greenberg, Chief Executive Officer of GP Strategies, “A substantial amount of effort and diligence went into these selections by the nominating committee. Sue, Marvin and Gene bring vast experience in government, financial and growth oriented organizations. If elected, I believe they will make significant contributions to the Company. I would also like to personally thank Jerome Feldman and Ogden Reid for their leadership and dedication during their decades of service to the Company.”

About the Director Nominees

Sue W. Kelly is currently President and Chief Executive Officer of Kelly Consulting LLC, an investment and consulting firm. From 1995 to January 2007 she was a member of the U.S. House of Representatives, representing the 19th Congressional District of New York. While in Congress she served on the Board of Visitors of the U.S. Military Academy of West Point and on the House Financial Services Committee, among other assignments. Prior to becoming a Congresswoman, she worked in a variety of positions, including various businesses and education.

A. Marvin Strait presently practices as a Certified Public Accountant under the name A. Marvin Strait, CPA. He has practiced in the field of public accountancy in Colorado for over 40 years. He presently serves as a member of the Board of Trustees of the Colorado Springs Fine Arts Center Foundation, the Sam S. Bloom Foundation, The Penrose-St. Francis Health Foundation and Peak Education. He also presently serves as a member of the Board of Directors and Chairman of the Audit Committee of Sturm Financial Group, Inc., RAE Systems, Inc. and Continucare Corporation, and on the Community Advisory Panel of American National Bank. Mr. Strait previously served as the Chairman of the Board of Directors of the American Institute of Certified Public Accountants (AICPA), as President of the Colorado Society of Certified Public Accountants and the Colorado State Board of Accountancy, and serves as a permanent member of the AICPA Governing Council.

Gene A. Washington is the Director of Football Operations with the National Football League (NFL) in New York. He previously served as a professional sportscaster and as Assistant Athletic Director for Stanford University prior to assuming his present position with the NFL in 1994. Mr. Washington serves and has served on numerous corporate and civic boards, including serving as a director for several NYSE-listed companies including dELiA*s, Goodrich Petroleum Corporation and the former New York Bancorp, Inc.

About GP Strategies Corporation

GP Strategies, whose principal operating subsidiary is General Physics Corporation, is a NYSE listed company (GPX). General Physics (GP) is a global provider of training, e-learning solutions, management consulting, and engineering services. Through its Sandy Corporation and Via Training divisions, GP provides custom sales training solutions. GP’s solutions improve the effectiveness of organizations by delivering innovative and superior training, consulting and business improvement services, customized to meet the specific needs of its clients. Clients include Fortune 500 companies, manufacturing, process and energy industries, and other commercial and government customers. Additional information about GP Strategies may be found at www.gpstrategies.com and about General Physics at www.gpworldwide.com.